DISTRIBUTION AND SERVICING AGREEMENT


Gentlemen:

We wish to enter into this Distribution and Servicing Agreement ("Agreement") with you concerning the provision of distribution services (and, to the extent provided below, support services) to your clients ("Clients") who may from time to time acquire and beneficially own shares of Common Stock of Portico Money Market Fund ("Shares") offered by Portico Funds, Inc.

The terms and conditions of this Agreement are as follows:

SECTION 1. You will provide reasonable assistance in connection with the distribution of Shares to Clients as requested from time to time by our distributor, which assistance may include forwarding sales literature and advertising provided by our distributor for Clients. In addition, you agree to provide the following support services to Clients who may from time to time acquire and beneficially own Shares*: (i) processing dividend and distribution payments from us on behalf of Clients; (ii) providing information periodically to Clients showing their positions in Shares; (iii) arranging for bank wires;
(iv) responding to Client inquiries relating to the services performed by you;
(v) providing subaccounting with respect to Shares beneficially owned by Clients or the information to us necessary for subaccounting; (vi) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semiannual financial statements and dividend, distribution and tax notices) to Clients; (vii) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors; (viii) assisting Clients in changing dividend options, account designations and addresses; and (ix) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

SECTION 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the afore-mentioned assistance and services to Clients.

SECTION 3. Neither of you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statements of additional information for Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

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* Services may be modified or omitted in the particular case and items renumbered.

SECTION 4. For all purposes of this Agreement, you will be deemed to be an independent contractor and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

SECTION 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of .20% of the average daily net asset value of the Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients. All fees payable to Portico Funds under this Agreement with respect to the Shares of a particular Fund shall be borne by and be payable entirely out of the assets allocable to, said Shares; and no other class of Shares of any other Fund offered by Portico Funds shall be responsible for such fees.

SECTION 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provisions to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

SECTION 7. We may enter into other similar Agreements with any other person or persons without your consent.

SECTION 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you hereunder, together with any other compensation you receive from Clients for services contemplated by this Agreement, will not be excessive or unreasonable under the laws and instruments governing your relationships with Clients; and (ii) you will provide to Clients a schedule of any fees that you may charge to them relating to the investment of their assets in Shares. In addition, you understand that this Agreement has been entered into pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), and is subject to the provisions of said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

SECTION 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until February 28, 1993, and thereafter will continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by us in a manner described in Section 12. This Agreement is terminable with respect to the Shares of any Fund, without penalty, at any time by us (which termination may be by a vote of a majority of the Disinterested Directors as defined in Section 12 or by vote of the holders of a majority of the outstanding Shares of such Fund) or by you upon notice to the other party thereto. This Agreement will also terminate automatically in the event of its assignment (as defined in the Act).

SECTION 10. All notice and other communications to either you or us will be duly given if mailed, telegraphed, telexed, or transmitted by similar telecommunications device to the appropriate address stated herein.

SECTION 11. This Agreement will be construed in accordance with the laws of the State of Wisconsin.

SECTION 12. This Agreement has been approved by vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Distribution and Service Plan adopted by us or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Directors").

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o Sunstone Financial Group, Inc., 207 East Buffalo Street, Suite 400, Milwaukee, Wisconsin 53202.

Very truly yours,

PORTICO FUNDS, INC.

          /s/ Mim Allison                   10-20-93
By: ______________________________     __________________
         (Authorized Officer)                Date


Accepted and Agreed to:

Keeley Asset Management

         /s/ John Keeley, Jr.              10-1-93
By: ______________________________     __________________
         (Authorized Officer)                Date